Exhibit 21: Subsidiaries of Registrant, iHeartMedia, Inc.

Name	State of Incorporation
Broader Media Holdings, LLC	DE
The Black Effect, LLC	DE
iHM Licenses, LLC	DE
Christal Radio Sales, Inc.	DE
iHeartCommunications, Inc.	TX
iHeartMedia + Entertainment, Inc.	NV
iHeartMedia Capital I, LLC	DE
iHeartMedia Capital II, LLC	DE
iHeartMedia Management Services, Inc.	TX
iHeart Operations, Inc.	DE
iHM Identity, Inc.	TX
Jelli, LLC	DE
Katz Communications, Inc.	DE
Katz Media Group, Inc.	DE
Katz Millennium Sales & Marketing, Inc.	DE
Katz Net Radio Sales, Inc.	DE
Los Angeles Broadcasting Partners, LLC	DE
M Street Corporation	WA
Premiere Networks, Inc.	DE
Stuff Media, LLC	DE
Tower FM Consortium, LLC	TX
TTWN Media Networks, LLC	MD
TTWN Networks, LLC	DE
Unified Enterprises Corp.	DE
Big Money Players Network, LLC	DE
Voxnest, Inc.	DE
Spreaker, Inc.	DE
BlogTalkRadio, Inc.	DE
Triton Digital, Inc.	DE
Spacial Audio Solutions, LL.C	TX
Ando Media, LLC	DE
IHMES Ventures, LLC	DE
Doxxed Labs LLC	DE
Audio Innovation Labs, LLC	DE

Name	Country of Incorporation
Aircheck India Pvt. Ltd.	India
Media Monitors (M) Sdn. Bhd.	Malaysia
Media Monitors Dominican Republic	Panama
Radio Computing Services (Africa) Pty Ltd.	South Africa
Radio Computing Services (India) Pvt. Ltd.	India
Radio Computing Services (NZ) Ltd.	New Zealand
Radio Computing Services (SEA) Pte Ltd.	Singapore
Radio Computing Services (Thailand) Ltd.	Thailand
Radio Computing Services (UK) Ltd.	United Kingdom
Radio Computing Services Canada Ltd.	Canada
Radio Computing Services of Australia Pty Ltd.	Australia
Radiojar SA	Greece
RCS Europe SARL	France
RCS Radio Computing China, Inc.	China
RCS Works Mena DMCC	Dubai
RCS Taiwan Technology Co., Ltd.	Taiwan
RCS Technologies Greece	Greece
V-Labs, S.r.L	Italy
Triton Digital Spain, S.L.	Spain
121cast Pty Ltd (dba Omny)	Australia
Spacial (Mauritius) Ltd.	Mauritius
Spacial South Africa (Pty) Ltd.	South Africa
Triton Digital Canada, Inc.	Canada
Triton Digital Canada, Inc. - UK Branch	United Kingdom
Manadge	France